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                                                                     Exhibit 2.4
               COVENANT NOT TO SOLICIT CUSTOMERS OR TAKE DEPOSITS
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          This Covenant Not To Solicit Customers (the "Covenant") is executed and delivered by Bank of America, FSB, a Federal Savings Bank ("Seller"), and American Savings Bank, F.S.B., a Federal Savings Bank ("Purchaser") this 5th day of December, 1997.

                                    RECITALS

          A. Seller and Purchaser entered into a Purchase and Assumption Agreement dated as of May 26, 1997 (the "Agreement"), by which Purchaser will acquire certain of Seller's retail branches and operational offices in the State of Hawaii, together with substantially all of Seller's deposit liabilities and a significant portion of Seller's Hawaii-based loans.

          B. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

          C. Seller and Parent or their Affiliates maintain and will be continue to maintain after consummation of the transactions provided for in the Agreement, residential, commercial, corporate and business loan origination offices and operations in the State of Hawaii (the "Loan Offices").

          D. Seller has numerous Affiliates, all of which are subject to the control of Parent, and Parent executes this Covenant Not to Solicit Customers on behalf of itself and all of its existing and future Affiliates.

          E. Active solicitation by Seller, Parent or their Affiliates of the future business of depositors and other customers of Seller whose deposits, loans or other accounts are transferred to Purchaser under the Agreement will adversely affect Purchaser's operations and diminish the value of the Assets and Liabilities acquired by Purchaser pursuant to the Agreement.

                                   AGREEMENT

          NOW, THEREFORE, in view of the foregoing, and in consideration of the benefits of the transactions contemplated by the Agreement, the parties hereto hereby agree as follows:

          1. For a period of two years after the Closing Date, Seller shall not, and Seller shall take such steps as shall be necessary to ensure that Parent and their Affiliates do not, use lists or any other information in their possession as of the Closing Date and which are derived from the Records ("Customer Lists"), that identify the names and addresses of Persons who now are or at any time have been depositors and Persons who are borrowers with respect to the Loans ("Acquired Customers") to solicit deposits (including, without limitation, Accounts and Certificates of Deposit) or other banking products of the types included in the Assets in the State of Hawaii; provided, however, that
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nothing in this paragraph 1 shall limit the right of Seller, Parent or their
Affiliates to (i) advertise for business from the public generally, (ii) to solicit depositors or other customers of the Hawaii Division who, prior to the Closing Date, (A) had existing deposits, loans or other accounts at branches or other offices of Seller or its Affiliates outside of Hawaii, pursuant to solicitations which arise from their status as a customer at such other branches or offices, or, (B) had a loan or other business relationship with Seller, Parent or an Affiliate which is not acquired by Purchaser and continues with Seller after the Closing Date; or (iii) to solicit any Acquired Customer for any purpose so long as such solicitation is not based
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upon use of a Customer List.  Seller, Parent and their Affiliates shall be entitled to retain and use Customer List information for any purpose other than the foregoing.

          2. For a period of six (6) months after the Closing Date, neither Seller nor its Affiliates shall solicit or take deposits at any location in the State of Hawaii, nor for a period of two (2) years after the Closing Date shall Seller or its Affiliates solicit or take deposits at the Other Branches; provided, however, that Seller may take deposits outside the State of Hawaii
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from depositors whose Deposits are not transferred to or assumed by Purchaser.

          3. If any of the foregoing restrictions on solicitation or competition is determined by a court of competent jurisdiction to be invalid or unenforceable by reason of such restriction extending for too great a period of time or covering too broad a geographical area, or by reason of its being too extensive in any other respect, such restriction shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action. Any determination that any provision hereof is invalid or unenforceable, in whole or in part, shall have no effect on the validity or enforceability of any remaining provision hereof.

          4. Seller acknowledges that its breach of any of the foregoing provisions hereof will cause irreparable damage to Purchaser, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, in addition to any other remedies, Seller agrees that Purchaser shall be entitled to injunctive relief ordering Seller's specific performance of the foregoing agreements, without the necessity for bond or other security to be posted by Purchaser.

          5. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Hawaii.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Covenant Not To Compete as of the date first written above.

                         BANK OF AMERICA, FSB,
                          a Federal Savings Bank


                         By:   /s/ Charles A. Sted
                               -----------------------

                         Its:   EVP
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                         AMERICAN SAVINGS BANK, F.S.B.,
                          a Federal Savings Bank


                         By     /s/ Wayne K. Minami
                               -----------------------

                         Its:    President
                               -----------------------


                         By:   /s/ Stanley K.W. Chong
                               -----------------------

                         Its:   General Counsel VP
                               -----------------------

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